Exhibit 10.39

SILICON GRAPHICS, INC.

MANAGEMENT INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee/Employee ID:	Dennis McKenna, Employee No. 46129

Date of Grant:	March 30, 2007

Number of Units:	20,619 Units, each of which represents a notional share of the common stock par value $.01 per share of Silicon Graphics, Inc. (the “Company”), plus dividend equivalents. The aggregate number of shares of Company common stock issuable pursuant to the 20,619 Units shall be referred to herein as the “Shares”.

Vesting Schedule:	100% of the Units represented by this award shall be fully vested on the Date of Grant.

Issuance Schedule:	The Shares shall become issuable on May 15, 2007. Notwithstanding the foregoing, in the event of the Grantee’s separation from Service with the Company prior to May 15, 2007, then the Shares will become issuable on earlier of the following dates: (i) the date that is six (6) months following the date of the Grantee’s separation from Service or (ii) the date of the Grantee’s death. The date the Shares become issuable in accordance with the foregoing shall be referred to herein as the “Issue Date”. The actual issuance of the Shares shall be subject to the Company’s collection of all applicable Withholding Taxes and shall be effected on the applicable Issue Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Issue Date occurs or (if later) the fifteenth (15th) day of the third calendar month following such Issue Date. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Section 4(b) of the Restricted Stock Unit Award Agreement.

Expiration/Forfeiture	In order for any of the Shares or dividend equivalents to be issued to the Grantee, the Grantee must first execute and deliver to the Company, within three (3) calendar days after the Date of Grant, a Release and Waiver of Claims, in a form provided by the Company that is substantially similar in all material respects to Exhibit A to the Restricted Stock Unit Award Agreement (the “Release”), which is made a part of this Agreement, and such Release must become effective and enforceable in accordance with its terms. In the event such Release does not become effective and enforceable on or before April 3, 2007, then the Units shall terminate and cease to be outstanding and none of the Shares or the dividend equivalents will be issued to the Grantee, and the Grantee will cease to have any right to or interest in the Units, the dividend equivalents or the Shares.

This award is granted under and governed by the terms and conditions of the Company’s Management Incentive Plan and the Restricted Stock Unit Award Agreement, both of which are hereby made a part of this document. Capitalized terms used but not defined in this Notice of Restricted Stock Unit Award shall have the meanings assigned to them in the above-referenced documents.

SILICON GRAPHICS, INC.

By:	/s/ Kathy Lanterman
Title:	SVP, Chief Financial Officer

DENNIS MCKENNA, GRANTEE

Signature:	/s/ Dennis McKenna
Address:

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